Exhibit 10.2

DIRECTOR AGREEMENT

This Director Agreement (this “Agreement”) is made effective as of April 1, 2017 (the “Effective Date”), by and between Chiasma (Israel) Ltd., with its registered office at Golda Meir 5 Rehovot, Israel (“Company”), and Dr. Roni Mamluk (“Director”).

WHEREAS	the Company wishes to engage the Director, for the purpose of serving as a member of the Company’s board of directors (the “Board”) and providing certain services to the Company, all as described in this Agreement hereunder; and

WHEREAS	the Director is capable and willing to perform and to provide such services to the Company, under the terms and conditions as set forth in this Agreement hereinafter.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.	The Services

1.1.	Subject to the terms and conditions of this Agreement, during the Term (as such term is defined below), the Company hereby engages the Director, and the Director hereby accepts such engagement.

1.2.	The Director’s duties and responsibilities shall include, amongst others, serving the Company as defined below and/or any other related services, as shall be agreed upon by the parties from time to time (the “Services”).

1.3.	As a Board member, the Director will dedicate at least 20% of her time (at least 37 hours per month) and her best efforts, knowledge, skills, background, education, professional standing and stature in furthering the Company’s objectives, including, inter alia;

(a)	Serving as a director of the Company and as a member of the Board, taking an active part in the determination and direction of the Company’s policies;

(b)	Attending and participating in meetings of the Company’s Board and in senior management team meetings;

(c)	Strategic input on regulatory clinical development of Mycapssa and TPE-related products or programs;

(d)	Active participation in partnering activities;

(e)	Serving on Chiasma’s Disclosure Committee; and

(f)	Other duties as may be reasonably required from time to time.

2.	Term and Termination

2.1.	This Agreement and Director’s appointment as a member of the Company’s Board shall be effective as of April 1, 2017 (the “Commencement Date”) until terminated by either party (the “Term”) upon ninety (90) days prior written notice to the other party (the~~:~~ “Notice Period”).

2.2.

Notwithstanding the above, the Company shall be entitled to immediately terminate this Agreement and Director’s appointment to the Board for Cause (as such term is defined below) with immediate effect and without a Notice Period at any time, by providing Director with a written notice. For the purpose of this Agreement, a termination for “Cause” is a termination due to (i) a breach by the Director of her duties and obligations under any applicable law; (ii) a refusal to perform the duties associated with the Director’s position, which is not cured within 30 days following notice specifying the duties which the Company contends were willfully not performed; (iii) a breach by the Director of her duties and obligations under Sections 4-5 below (including Exhibit A attached hereto), including without limitation, any unauthorized use or disclosure of the Confidential Information (as defined in Exhibit A) or trade secrets of the Company (or parent or any subsidiary); (iii) a breach of trust or willful misconduct by the Director with respect to the Company or the commission of any act of fraud, embezzlement or dishonesty by the Director; (iv) the Director’s conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation (the conviction may or may not be related to the Company); (v) any other intentional misconduct by the Director adversely affecting the business or affairs of the Company (or parent or any subsidiary) in a material manner.

2.3.	Upon termination of this Agreement for any reason, the Director will (a) return to the Company all written material concerning the Company and any other material that Director may receive from the Company from time to time in the scope of the Services provided by her; (b) erase, at the Company’s offices and in the presence of the Company’s representative and upon scheduling in advance with the Company, all information relating to the Company or its activities which exists in the Director’s personal computer(s); and (c) assist in the transferring of matters and documents under the Director’s responsibility to whomever the Company shall determine.

3.	Consideration

3.1.	The Company shall pay the Director, in consideration for the Services provided by her, a monthly gross fee of USD 6,825.00, plus business and travel expenses incurred by her in connection with her responsibilities hereunder, provided that proper invoices shall provided to the Company and subject to prior approval by the Company, according to the Company’s policies and procedures.

If the Director devoted on average more than 37 hours per month during any calendar quarter as requested and authorized in advance by the President and CEO of the Company for very specific project work beyond that described in Section 1.3, the Company shall pay the Director, an amount of USD $200.00 for each hour exceeding 37 hours per month during such calendar quarter.

All such consideration shall be paid in ILS based on USD rate at the time of the negotiation of such terms (i.e. $1 = 3.84NIS) (monthly gross fee - 26,208 ILS).

3.2.	All consideration payments shall be paid against proper invoices in accordance with applicable law and shall include V.A.T., if required by law, which shall be added to the amount set forth above.

3.3.	An invoice shall be provided by the Director to the Company no later than the 5th day of the following month. Each invoice shall carry an individual invoice date and a reference to this Agreement and will include specification of the Services performed and the hours devoted to the performance of the Services only if such hours exceed the 37 hours as described in Section 3.1 during the applicable month and such other information as the Company may reasonably request.

3.4.	So long as the Director serves as a member of the Board, Director’s unvested shares of common stock of Chiasma, Inc. (the “Parent”) shall continue to vest during the Term and shall remain subject to the applicable equity incentive plan(s) of the Parent (the “Plan(s)”) and the associated stock option agreement(s) between Director and the Parent. Notwithstanding anything to the contrary in the applicable Plan or any stock option agreement, if the Director’s services are terminated without Cause, then the post-termination exercise period for all of the Specified Options (as defined in the Employment Agreement with the Company dated December 16, 2014 as amended) shall be extended until the earlier of (i) two years from the date in which the Director no longer serves as a member of the Board and (ii) the ten-year anniversary of the date the options were granted.

3.5.	The Director’s fee and the stock options as detailed in Sections 3.1 and 3.4, together with the reimbursement of expenses under Section 3.1, shall constitute the complete and full payment by the Company to the Director in respect of this Agreement and the Services provided by her hereunder. The Director shall not be entitled to receive any further compensation or consideration of any kind whatsoever in connection with the performance of the Services and/or her duties under this Agreement, and she does not have, nor will she have, any right to any additional payment of any kind whatsoever, whether monetary or its equivalent, unless otherwise decided by the Board of the Company and/or the Parent.

4.	Director’s Warrants and Undertakings

4.1.	The Director warrants and undertakes that there is no legal, contractual or other restriction whatsoever, which precludes or might preclude the Director from performing her obligations and Services pursuant to this Agreement.

4.2.	The Director undertakes to perform her duties and obligations under this Agreement in a timely manner and with the highest degree of professionalism.

4.3.	The Director undertakes to devote her expertise, know-how, efforts, and talents required for proper performance under this Agreement. While performing her duties and obligations hereunder, the Director warrants she shall act in complete loyalty and dedication to the Company.

4.4.	Without derogating from any other obligations under this Agreement (including, without limitation, under Appendix A attached hereto), Director undertakes to avoid any conflict of interest with the Company and its business, and not to use (other than for the purpose of providing the Services hereunder) any information learned by her in the course of the meetings of the Company’s Board or during providing her Services hereunder, or otherwise to derive any personal gain or business opportunity.

4.5.	The Director shall not without the written prior approval of the Company’s Board make any representations or guarantees concerning the Company.

4.6.	The Director shall perform all duties set forth herein in full compliance with all applicable laws, regulations, orders and other legal requirements to which she is subject in the conduct of her activities hereunder.

4.7.	The Director shall coordinate her activities under this Agreement with the Company’s Board, and shall report her activities to the Company’s Board, from time to time, as may be required by the Company.

4.8.	The Director represents and warrants that (i) the Director is not and has not been under investigation or subject to a pending action for civil fraud or a criminal offense related to the provision of health care items or services, (ii) the Director has not been excluded from participation in any government health care program, (iii) the Director has not been debarred under Section 306(a) or 306(b) of the Federal Food, Drug and Cosmetic Act (codified at 21 U.S.C. §§ 335a(a)-(b)), and (iv) the Director has no conviction on her record for which the Director could be so debarred. If at any time during the Term and for three (3) years thereafter, the Director becomes subject to any criminal or disciplinary findings for which a person could be debarred, excluded, or otherwise ineligible under applicable laws, rules, or regulations, the Director will immediately notify the Company of any such development. This Section 4.8 will survive the expiration or termination of this Agreement for three (3) years.

5.	Confidentiality, Unfair Competition and Intellectual Property Assignment

5.1.	The Director acknowledges that she will be exposed to confidential information related to the Company in connection with her appointment under this Agreement. Therefore, upon execution of this Agreement, the Director shall execute the Confidentiality, Non-Competition and Intellectual Property Assignment Agreement in the form attached hereto as Appendix A, which is an integral part of this Agreement.

6.	The Nature of the Contractual Relationship

6.1.	It is hereby clarified that there shall be no employee-employer relationship whatsoever between the Company and the Director. The Director hereby acknowledges that she is not entitled to any direct benefits from the Company other than those expressly agreed herein. Director shall be responsible to pay all taxes, social security payments and any other applicable tax and charges in connection with the Services provided by her herein.

6.2.	The Director hereby denies and waives any demand, claim and/or allegation that an employment relationship of any kind has resulted from this Agreement and the Exhibits attached hereto. The Director shall indemnify the Company for any costs, expenses or liabilities incurred by or imposed on the Company in the event of any decision by a court or other competent authority that the Director is an employee of the Company. Director further declares that she acknowledges that the consideration agreed with the Company under this Agreement is based upon her declaration and the absence of employment relationship.

6.3.	Notwithstanding Section 6.2 above, the Director’s compensation for the performance of the Services shall be fifty five percent (55%) of her entire remuneration hereunder (as detailed in Section 3 above) (the “Reduced Compensation”), in the event that (i) she shall claim the existence of an employer-employee relationship with the Company, and/or shall claim monies and/or rights as an employee of the Company, and/or (ii) the relationship between the Company and the Director shall be regarded or determined by any court or tribunal having jurisdiction over the matter as an employer-employee relationship. In such an event, the Director shall return to the Company all amounts paid to her exceeding the Reduced Compensation, and she shall reimburse and indemnify the Company, for any sum which shall be demanded of it in connection with such claims and/or determinations, as well as any and all expenses and/or costs incurred by the Company relating to any such claims and/or determinations.

6.4.	This Agreement shall not be construed to create any relationship of association, partnership or joint venture between the Company and the Director and/or anyone on her behalf.

6.5.	The terms of this Section 6 shall survive the expiration or termination of this Agreement.

7.	Miscellaneous

7.1.	The preamble to this Agreement and the exhibits attached hereto shall form an integral part hereof. Headings of the Sections and subsections of this Agreement are intended for convenience of reference only and shall not be used for the interpretation of this Agreement.

7.2.	The Director shall be solely responsible for the payment of all taxes, levies, social benefits and any other payments required by applicable law to be made in connection with this Agreement.

7.3.	The Company shall deduct withholding tax (if imposed on the Director) from the payments referred to above, as prescribed by applicable law, unless the Director provides the Company with evidence of an exemption from tax withholding.

7.4.	The Director acknowledges and confirms that all the terms of this Agreement are personal and confidential, and undertakes to keep such terms in confidence and refrain from disclosing such terms to any third party, except to the extent required by applicable laws, regulations, order of any competent authority or in the fulfilment of any duty to any competent authority, or disclosures to Director’s professional advisors (including attorneys and accountants).

7.5.	This Agreement together with Exhibit A set forth the entire agreement between the parties with respect to the subject matter hereof, and supersede any prior written or oral arrangements or understandings between the parties with respect to the subject matter hereof. This Agreement may not be amended or modified except in a written document signed by both parties.

7.6.	The Director may not assign any of her rights and obligations hereunder to another party, whether by contract, will or operation of law, without the prior written consent of the Company, and any attempt to do so shall be null and void.

7.7.	This Agreement shall be governed by the laws of the State of Israel. The courts of Tel Aviv-Jaffa shall have the sole and exclusive jurisdiction over any dispute or matter arising out of or in relating to this Agreement or between the parties hereto (and/or anyone in their behalf).

7.8.	The failure of either party at any time to enforce any right or remedy available to it under this Agreement or otherwise with respect to any breach or failure by the other party shall not be construed to be a waiver of such right or remedy with respect to that or any other breach or failure by the other party.

7.9.	The unenforceability or invalidity of any provision hereof will not affect the validity or enforceability of any other provision hereof and the unenforceable or invalid provision shall be deemed to be replaced by an alternative provision that complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid or unenforceable provision.

7.10.	Any notice required or permitted hereunder shall be given in writing and deemed to have been duly given on the day of delivery, if delivered personally, by e-mail or by facsimile (subject to an approval of transmission), or within 7 (seven) days as of the date of mailing, or on receipt of a proof of delivery duly signed, if mailed by registered mail, or by an internationally recognized courier service, postage prepaid and addressed to the address indicated above.

7.11.	This Agreement may be executed in any number of counterparts (including, but not limited to, counterparts transmitted by facsimile or electronic mail), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

7.12.	This Section 7 shall survive the expiration or termination of this Agreement.

7.13.	The expiration or termination of this Agreement shall not affect the rights and obligations of the parties accrued prior to the effective expiration or termination date or any rights and obligations of the parties that by their terms survive the expiration or termination of this Agreement.

7.14.	This Agreement is subject to the approval of the shareholders of the Company and the Board.

[Signature page follows]

IN WITNESS THEREOF THE PARTIES HERETO HAVE AGREED AND SIGNED:

/s/ Mark J. Fitzpatrick	/s/ Roni Mamluk

Chiasma (Israel) Ltd.	Dr. Roni Mamluk

Appendix A

Confidentiality, Non-Competition and Intellectual Property Assignment Agreement

The undersigned, Dr. Roni Mamluk (the “Director”), hereby declares towards (i) Chiasma (Israel) Ltd. (the “Company”) and towards (ii) its present and future parent companies, subsidiaries and affiliates and successors (all of the aforementioned entities shall be referred to collectively as the “Company’s Entities”), in Israel and abroad, that she is aware that during the period of providing services to the Company, Confidential Information (as hereinafter defined) shall be revealed to her and/or shall reach her knowledge, and that she is aware that the Confidential Information is one of the main and most essential assets of the Company and therefore she declares and undertakes as follows:

1.	Confidentiality

1.1.	The Director will regard and retain as confidential and will not divulge to any third party, or use for any unauthorized purposes either during or after the term of Director’s service with the Company, any Confidential Information, as defined below, that the Director has acquired during her service or in connection with her service or contacts with the Company’s Entities, without the written approval consent of an authorized representative of the Company.

1.2.	The Director will not use the Company’s Confidential Information for any purpose whatsoever other than the performance of the services on behalf of the Company. Without limiting the scope of this duty, the Director shall only use the Confidential Information for the benefit of the Company, and only to the extent required for the performance of the services and may not disclose the Confidential Information to any other third party who is not performing the service. Without limiting the scope of this duty, the Director shall not design or manufacture or develop any products, which incorporate any Confidential Information.

1.3.	All Confidential Information remains the property of the Company and no license or other rights in the Confidential Information is granted hereby.

1.	Confidential Information

1.1.	“Confidential Information” shall include, but will not be limited to, information regarding research and development related to actual or anticipated products, inventions, whether patentable or non-patentable, discoveries, innovations, designs, drawings, sketches, diagrams, formulas, computer files, computer programs, hardware, software or other products, product definitions, product research, manuals, selection processes, data, methods of manufacture, planning processes, trade secrets, business secrets, business plans, copyrights, proprietary information, customer lists, names of clients, list of suppliers, marketing plans, strategies, forecasts, business forecasts, processes, finances, costing, sales, prices, terms of payment, formulae, know-how, improvements and techniques and any other data related to the business or affairs of the Company’s Entities and/or its business partners and/or customers, including business partners and/or customers with whom the Company is negotiating.

1.2.	Confidential Information shall not include information that (i) has become part of public knowledge other than as a result of a breach of this undertaking; (ii) was already in the Director’s possession at the time of disclosure, as shown by my written documents dated prior to the disclosure, other than through Director’s prior employment with the Company; or (iii) is rightfully received by the Director from a third party without a duty of confidentiality, as shown by the Director in written documents. The Director shall have the burden of proof establishing that any or more of these exceptions applies.

1.3.	The Director undertakes to notify, disclose and bring to the Company’s knowledge any information coming to the Director’s knowledge in any way, including information being the product of any idea or development of the Director related to the Company products and or services whether it can be protected as a patent or not, whether it can be protected as a copyright or as other intellectual property rights or not, whether it can be registered or not.

2.	Return of Confidential Information

All materials including, but not limited to, documents, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, and any other material of any kind and in any form, coming into the Director’s possession or prepared by the Director in connection with its service, are the exclusive property of the Company (hereinafter the “Documents”). The Director agrees to return to the Company all such Documents upon termination of her service, unless the Director acquires the Company’s specific written consent to release any such Document.

3.	Ownership Rights

3.1.	The Director agrees that the Confidential Information and all memoranda, books, notes, records, charts, formula, specifications, presentations, lists, drafts, patent applications and other documents, as well as any inventions, improvements, mask works, discoveries or works, whether or not capable of being patented or copyrighted, and any and all derivatives related thereto (together “Work Products”), which the Director may conceive, make, develop, author, or work on, in whole or in part, independently or jointly with others during the term of the Director’s service with the Company or following its service with the Company, which are either (i) related to the Company’s Entities’ business or actual or demonstrably anticipated research or development; (ii) resulting directly or indirectly from any services performed by the Director for the Company; or (iii) developed in whole or in part on the Company’s time or with the use of any Company’s equipment, supplies, facilities, or trade secret, are and shall be the Company’s sole and exclusive property.

3.2.	Furthermore, without additional compensation or consideration, the Director hereby assigns and will in the future assign to the Company, without any consideration compensation or right to royalty, any right, title and interest the Director may have worldwide in such Work Products and any copyrights, patents, mask work rights or other intellectual property rights, including the Moral Right, insofar as the Director has or shall have such rights and any and all derivatives relating thereto and the Director shall provide any assistance required by the Company to perfect such protection. “Moral Rights”) mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to her honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

3.3.	Director warrants that the Work Products are the original works under this Agreement, and that no part of such Work Products is protected by any right of any third party. Director represents and warrants that there are no open source codes embedded within the Work Product, and agrees to indemnify and hold harmless the Company, its directors, officers, employees, agents, and shareholders for any intellectual property infringement claims which may arise as a result of the use by the Company, its affiliates or any of its customers or suppliers of the Work Products.

4.	Non-Competition

4.1.	During the term of the Director’s service with the Company and for a period of 6 months after the termination of the Director’s service with the Company by any party and for any reason, the Director will not either alone or jointly with others or as an agent, director or employee of any person, firm or company, carry on or engage in any activity or business which shall be in competition with the business of the Company’s Entities (hereinafter “Competing Entities”).

4.2.	Without derogating from the generality of the above, for the purpose of this Agreement, Competing Entities shall include any person or entity that are engaged in development, services, production, or commercial activities similar to those of the Company’s Entities.

5.	Non-Solicitation

During the term of the Director’s service with the Company and thereafter for a period of 12 months, the Director will not solicit or encourage or cause others to solicit or encourage any employees customers, prospective customers, suppliers, vendors, consultants, and other directors of the Company’s Entities to terminate their engagment with the Company’s Entities, and the Director will not assist any of the employees customers, prospective customers, suppliers, vendors, or consultants to engage with any Competing Entities.

6.	Protected Disclosures and Other Activities

Nothing contained in this Agreement limits Director’s ability to file a charge or complaint with any United States federal, state or local governmental agency or commission (a “US Government Agency”). In addition, nothing contained in this Agreement limits Director’s ability to communicate with any US Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any US Government Agency, including Director’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. Further, for the avoidance of doubt, pursuant to the United States federal Defend Trade Secrets Act of 2016, Director understands that Director shall not be held criminally or civilly liable under any United States federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a United States federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of United States law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal in the United States.

7.	No Conflicting Obligations

The Director will not disclose to the Company any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless the Director has first received the written approval of that third party and presented it to the Company. The Director undertakes not to perform any activity related to her service with the Company on the premises of any third party, or while using any equipment, materials or other resources that belong to any such third party, unless instructed to do so by the Company in writing.

8.	Third Party Information

The Director recognizes that the Company has received and will in the future receive from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Director agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out its services for the Company, consistent with the Company’s agreement with such third party.

9.	Assignment

This Agreement may be assigned by the Company. The Director may not assign or delegate its obligations under this Agreement, without the Company’s prior written approval.

10.	Governing Law

This Agreement shall be construed under the laws of the State of Israel without regard to conflict of law provisions thereof. The parties submit to the exclusive jurisdiction of the competent courts of Tel Aviv-Jaffa in any dispute related to this Agreement.

11.	Survival

Unless specifically limited under the provisions in this Agreement, the Director’s obligations under this Agreement shall remain in full force during her service with the Company and following the termination, for any reason, of the Director’s service with the Company.

12.	Condition to Engagement

The Director acknowledges that the execution of this Agreement is a condition to the Company’s engagement with it and the disclosure of any Confidential Information.

Signature:	/s/ Roni Mamluk
Name:	Dr. Roni Mamluk	Date: June 14, 2017